Exhibit 99.1

CorMedix Inc. Announces Appointment of Chief Commercial Officer

Thomas Nusbickel to join CorMedix as Chief Commercial Officer; Brings significant experience in renal product launches and commercialization

Berkeley Heights, NJ – May 13, 2021 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the appointment of Thomas Nusbickel to the newly created position of Chief Commercial Officer. Tom will be responsible for advancing the commercial strategy needed to bring DefenCath to patients in the US when approved by FDA for commercial distribution.

Khoso Baluch, Chief Executive Officer of CorMedix, commented, “Tom represents a key addition to our executive team as he brings decades of leadership experience in commercial strategy and highly relevant experience in the renal disease space. As we are eager to continue planning in preparation for our commercial launch of DefenCath, Tom will be well positioned to lead and strengthen the commercial effort for CorMedix.”

Tom most recently served as Vice President of Market Access and Government Affairs at Coherus Biosciences, a leader in biosimilars. Previously, Tom served as Chief Commercial Officer at Opko Inc, leading an 80-person renal disease business unit and overseeing the commercial planning and launch for Rayaldee®. Before joining Opko, Tom spent the majority of his career in the pharmaceutical industry, with significant experience in commercial launches, brand building and market access. Tom spent more than two decades with Amgen, gaining leadership experience across domestic and international marketing roles, including a decade involved with the successful global launch of Sensipar®, a product for End Stage Renal Disease patients on hemodialysis.

“After reviewing the commercial opportunity for DefenCath, I am excited to join CorMedix at such a pivotal time in the Company’s evolution,” commented Tom Nusbickel. “Given the potential advantages of having the first antimicrobial catheter lock solution in the US when the NDA is approved, I believe that CorMedix will be successful in the commercial introduction of DefenCath.”

Tom received his undergraduate degree from Eckerd College and earned an MBA degree from Pepperdine University.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to reduce the incidence of catheter-related bloodstream infections (CRBSI) in patients with kidney failure receiving chronic hemodialysis (HD) through a central venous catheter (CVC). DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the NDA received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a CVC for hemodialysis when the NDA is approved, which will provide an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter from FDA stating that the NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-430-7576